Exhibit 10.1

RETIREMENT AGREEMENT

General Separation

This Retirement Agreement and Full Release of Any Claims (“Agreement”) is between Carl T. Camden (“Employee”) for himself/herself, his/her heirs and personal representatives, and Kelly Services, Inc. and its affiliates, together with their current and former officers, directors, managers, shareholders, employees, contractors, agents, parent companies, subsidiaries, affiliated entities, related entities, attorneys, any other representatives, and successors in interest (collectively referred to as “Employer”).

RECITALS

A. Employer has employed Employee as a senior executive for many years;

B. Employee’s employment will terminate based on his retirement from Employer effective May 10, 2017.

C. Employee is eligible for certain benefits pursuant to the Performance Awards granted pursuant to the Employer Equity Incentive Plan (the “EIP”), subject to certain restrictive covenants in favor of Employer as a condition to the receipt of such amounts payable pursuant to the EIP;

D. In exchange for the increased calculation of a pro rata Performance Award (as stated in Section 1(b)(1)(A)(below)), Employee will provide a release in favor of Employer as a condition to such additional benefit;

E. Employee and Employer amicably provide for the orderly termination of Employee’s employment, for the future payment by Employer of any remaining Performance Awards to the extent earned pursuant to the EIP, and for the waiver, release, and discharge by Employee of any and all claims arising out of Employer and Employee’s relationship, including claims arising in the course of or out of Employee’s employment with Employer and in connection with Employee’s retirement.

Based on the foregoing Recitals, which Employee and Employer accept as true and as part of the basis for this Agreement, and in consideration of and in reliance upon the representations and promises in this Agreement, Employee and Employer agree as follows:

1. Termination of Employment.

(a) Final Day of Employment. Employee’s final day of employment will be May 10, 2017 (“Final Day of Employment”).

(b) Termination of Certain Compensation and Benefits. Employer will discontinue Employee’s current compensation and benefits effective as the Final Day of Employment, except for the following amounts and as stated below:

1)	With respect to Awards granted pursuant to the EIP (other than the Restricted Awards), this Agreement and Employee’s termination of employment on account of retirement will not affect any benefits to which Employee is eligible with respect to Performance Awards granted pursuant to the EIP and Employer will not exercise any discretion to reduce such awards. Pursuant to the terms of such Performance Awards, the following amounts shall be paid on the following dates as stated herein.

(A) With respect to the three outstanding Performance Awards granted to Employee during 2015, 2016, and 2017, Employee shall receive a pro rata amount as soon as practical following the date after the end of each Performance Period when the Committee determines the Management Objectives that are attained, if any, which will be no later than March 15 of each such subsequent year. These pro rata Performance Awards are paid based on the portion of such award that would have been earned taking into account the level of Management Objectives attained for each Performance Period and if Employee had continued employment through the end of the Performance Period. These payouts are calculated consistent with the terms of the Performance Awards taking into account that the Employee is Normal Retirement Eligible.

For each Performance Award outstanding, the awards state that the pro rata amount is the whole number of months that Employee has been employed during a Performance Period divided by 36. For this purpose, the Committee is extending the pro rata calculation to include the whole month in which Employee is retiring from Employer. Accordingly, the pro rata calculation will be as follows:

(i) For the Performance Award granted in 2015, the pro rata calculation will be 29/36 and the payment will be made during 2018 and prior to March 15, 2018.

(ii) For the Performance Award granted in 2016, the pro rata calculation will be 17/36 and the payment will be made during 2019 and prior to March 15, 2019.

(iii) For the Performance Award granted in 2017, the pro rata calculation will be 5/36 and the payment will be made during 2020 and prior to March 15, 2020.

(B) With respect to the four outstanding Restricted Awards, Employee’s termination of employment on account of retirement results in a forfeiture of any outstanding Restricted Shares and Restricted Share Units. The vesting of the Restricted Awards is dependent on Employee’s continuous employment through each anniversary of the grant of such award. The portion of each Restricted Award that has vested has already been paid to Employee. The remaining portion of each outstanding restricted Awards will be forfeited as follows:

(i) For the Restricted Shares granted in 2014, the remaining unvested 25% will be forfeited.

(ii) For the Restricted Shares granted in 2015, the remaining unvested 50% will be forfeited.

(iii) For the Restricted Shares granted in 2016, the remaining unvested 75% will be forfeited.

(iv) For the Restricted Share Units granted in 2017, the full unvested 100% will be forfeited.

2)	With respect to Employee’s eligibility to receive a payout pursuant to the 2017 annual award under the Short-Term Incentive Plan, Employee’s termination of employment will result in a forfeiture of such benefit.

3)	With respect to any amount payable pursuant to the Management Retirement Plan, such amounts will be paid out consistent with the terms of the Election Agreements filed by Employee.

4)	With respect to Employer’s Executive Severance Plan dated April 4, 2006 and amended on November 8, 2007 and February 15, 2017, except for the payment of Earned Compensation and Vested Benefits (as defined in such plan and referenced in Section 3(a) of such plan), no amount is payable pursuant to such plan and no other severance benefits are payable to Employee.

5)	Employee shall be covered under Employer’s medical and dental benefits plan, if he is covered at the time of termination, and in accordance with the Summary Plan Description, through the last day of the month in which the Final Day of Employment occurs.

(c) Consideration in Exchange for Employee’s Promises. A portion of the payments set forth in Paragraph 1(b)(1)(A) of this Agreement is not otherwise due and owing to Employee and is fair and adequate consideration in exchange for Employee’s promises contained in this Agreement. Employer will provide the consideration under this Paragraph 1 to Employee only in exchange for Employee’s promises in this Agreement. Employee will not receive this consideration unless Employee signs this Agreement and does not revoke it during the revocation period set forth in Paragraph 4 of this Agreement.

2. General Release and Promise Not to Sue.

(a) General Release. Employee, to the fullest extent permitted by law, waives, releases, and discharges Employer from any claims, arbitration demands, and causes of action related to, arising in the course of, or arising out of Employee’s employment with Employer or the termination of Employee’s employment with Employer under any state or federal regulation, law, or statute, including, but not limited to: (a) the Age Discrimination in Employment Act or the Older Worker’s Benefit Protection Act, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act of 1964, as amended, the Rehabilitation Act of 1973, the Michigan Elliot Larsen Civil Rights Act, the Michigan Persons With Disabilities Civil Rights Act, the Family and Medical Leave Act, and the Americans With Disabilities Act, (b) any and all claims pursuant to state or federal wage payment laws as permitted by law, (c) any and all claims related to Michigan fair employment laws, (d) any and all claims pursuant to the Michigan Whistleblowers’ Protection Act and/or claims or complaints pursuant to the federal Sarbanes-Oxley Act of 2002, and (e) any claim arising under common law.

(b) General Release Exclusion. The only claims and cause of action Employee is not waiving, releasing or discharging are for the consideration Employee will receive under Paragraph 1 of this Agreement and any claims and causes of action that, as a matter of law, cannot be waived, released, or discharged.

(c) Promise Not to Sue. Employee promises not to sue Employer in court for any claims covered by this Agreement’s General Release and not excluded by the General Release Exclusions provisions above, to the fullest extent allowed by law. This Promise Not to Sue is separate from, and in addition to the Employee’s release of claims described in those provisions. This Promise Not to Sue does not apply to an ADEA claim.

(d) Accord and Satisfaction. The consideration set forth in this Agreement is in full accord and satisfaction of any claims and any causes of action that Employee has, may have, or may have had against Employer related to, arising in the course of or arising out of Employee’s employment with Employer or the termination of Employee’s employment with Employer.

(e) Protected Rights. Nothing in this Agreement will be construed to prohibit the filing or participating or assistance in filing a Charge of Discrimination with the Equal Employment Opportunity Commission (“EEOC”) or an equivalent state agency, or participation in any activities protected by state or federal law, including but not limited to, the National Labor Relations Act. This Agreement precludes Employee from seeking or receiving individual remedies or damages in any EEOC or equivalent state agency filed

3. Knowing and Voluntary Acceptance.

(a) Advice of Counsel. By this provision, Employer is advising Employee in writing to consult with an attorney of Employee’s choice, before signing this Agreement.

(b) Sufficient Time to Review Agreement. Employee has had a sufficient amount of time, totaling twenty-one (21) days, to consider the terms of this Agreement, to discuss all aspects of this Agreement with Employee’s attorney, if Employee chose to do so, at Employee’s expense, and to decide whether to accept the terms of this Agreement.

(c) Early Submission of Agreement. Employee may voluntarily and knowingly sign, but is not required to sign, this Agreement before the end of the twenty-one (21) day period, provided that Employee signs the attached Early Submission Form. Employer has made no promises, inducements, representations, or threats to cause Employee to sign this Agreement before the end of the twenty-one (21) day period. If Employee voluntarily and knowingly signs this Agreement before the end of the twenty-one (21) day period, the mandatory seven (7) day revocation period set forth in Paragraph 5(a) will start on the day after the day on which Employee signs this Agreement.

(d) Knowing and Voluntary Acceptance. Employee has carefully read this Agreement, understands it, and is entering it knowingly and voluntarily, which means no one is forcing or pressuring Employee to sign it.

(e) No Reliance on Any Other Representation. In signing this Agreement, Employee has not relied upon any Employer representation or statement, either oral or written, about the subject matter of this Agreement that is not set forth in this Agreement.

(f) Procedural Requirements. Employee agrees he/she had adequate time to review the procedural and substantive requirements for execution of this Agreement under the Older Worker Benefit Protection Act and Age Discrimination in Employment Act with Employee’s legal counsel and further agrees that Employer has complied with those procedural and substantive requirements.

(g) Post-Agreement Claims. This Agreement does not waive or release any rights or claims that Employee may have that arise after execution of this Agreement including, without limitation, those arising after the execution of this Agreement under the Age Discrimination in Employment Act.

4. Right to Revoke Acceptance of Agreement.

(a) Right to Revoke. Employee is entitled to revoke this Agreement within seven (7) days after the date on which Employee signs it. The seven (7) days will start on the day after the day on which Employee signs this Agreement. The Agreement will not become effective or enforceable until after this revocation period has expired, and no revocation has occurred. Employer will not pay Employee any additional considerations described in Paragraph 1(b) of this Agreement until after this revocation period has expired, and no revocation has occurred. If Employee revokes this Agreement during the seven (7) day revocation period, the Agreement will not become effective or enforceable, and Employee will not receive the additional month in the calculation of the pro rata award with respect to the payment of Performance Shares pursuant to the EIP, as stated in paragraph 1(b)(1)(A) above.

(b) Revocation Procedure. To be effective, any revocation must be in writing, addressed to Kelly Services, Senior Vice President, Human Resources, 999 W. Big Beaver Road, Troy, Michigan 48084, and either postmarked within the seven (7) day revocation period or hand delivered to Employer within the seven (7) day revocation period. If revocation is made by mail, mailing by certified mail return receipt requested is recommended to show proof of mailing.

(c) Effect of Failure to Revoke. Employee understands that by signing this Agreement and by not revoking the Agreement during the seven (7) day revocation period, Employee shall be bound by this Agreement.

(d) Effective Date. The Agreement will become effective after the Revocation period described within Paragraph 4 and only if both parties sign the Agreement.

(e) Employer’s Right to Revoke. Up and until the date Employee executes this Agreement, Employee acknowledges and agrees that Employer may revoke this Agreement and any additional benefits provided herein. Employee agrees and acknowledges that Employer can notify Employee of such revocation in writing and/or orally.

5. Non-Admission of Liability. This Agreement shall not be used or construed as an admission of liability or wrongdoing by either Employer or Employee. Employer denies that it acted unlawfully, tortiously, or in violation of any employment law affecting Employee.

6. Employer’s Business. Employee acknowledges and agree that Employer’s business is highly competitive and includes the employee staffing and consulting services business, which includes, but is not limited to, direct placement, outplacement, outsourcing, recruitment, recruitment process outsourcing, temporary staffing services, management services, vendor on-site, vendor management, and consulting services (the “Employer’s Business”).

7. Confidential Information and Non-Disclosure Obligation. Employee agrees and acknowledges that during his/her employment, he/she was exposed to confidential and proprietary information and trade secrets of Employer. As required by the terms of the EIP as precondition to the vesting of the Performance Awards, Employee acknowledges that all Protected Information (as defined herein) shall remain confidential permanently and Employee shall not, at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of Employee’s employment with Employer), nor use in any manner, after termination of employment, for any reason, any Protected Information, or cause any such information of Employer to enter public domain.

For this purpose, “Protected Information” means trade secrets, confidential and proprietary business information of Employer, and any other information of Employer, including, but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by Employer and its agents or employees, including Employee; provided, however, that information that is in the public domain (other than as a result of a breach of this Agreement) is not Protected Information.

8. Restrictive Covenants. As required by the terms of the EIP and as precondition to the vesting of the Performance Awards, Employee acknowledges that in order to preserve the confidentiality of the Protected Information, to prevent the theft or misuse of the Protected Information, to protect Employer’s customer relationships with both its potential and existing customers, to protect its customer goodwill, and to protect Employer’s legitimate competitive interests, Employee will not, directly or indirectly, for a period of twelve (12) months from the effective date of this Agreement:

(a) Non-Competition. Individually, or as a director, employee, officer, principal, agent, or in any other capacity or relationship, engage in any business or employment, or aid or endeavor to assist any business or legal entity that is in competition with all or any part of the Employer’s Business as then being carried out (provided, however, that notwithstanding anything to the contrary, Employee may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934). Employee acknowledges that Employer has operations in all 50 states, the District of Columbia and at least twenty-nine other countries, that Employer’s strategic plan is to continue to expand its operations and presence both domestically and internationally and that Employee’s services are then integral to these operations and expansion plans.

(b) Non-Solicitation of Employer’s Employees. Induce any employee of Employer to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, knowingly employ or offer employment to any person who is or was employed by Employer, unless such person shall have ceased to be employed by such entity for a period of at least six (6) months.

(c) Non-Solicitation of Employer’s Customers or Potential Customers. Engage in any Solicitation, as defined herein.

For this purpose, “Solicitation” means to solicit, divert or attempt to solicit or divert from Employer, any work or business related to the Employer’s Business, or otherwise related to any activity that is in competition with the Employer, from any client or customer, or potential client or customer, of Employer for either Employee or any other entity that may employ, engage, or associate with Employee in any fashion, or have any contact, through business-oriented social networking sites or otherwise, with any client or customer, or potential client or customer, of Employer for either Employee or any other entity that may employ, engage or associate with Employee in any fashion, for purposes of influencing any such client or customer, or potential client or customer, to not use or not continue to use Employer for work or business related to the Employer’s Business. For purposes of this section, “client(s)” or “customer(s)” of Employer, shall mean any individual, corporation, limited liability company, partnership, proprietorship, firm, association, or any other entity that Employer has invoiced during the preceding twelve (12) months, and “potential client(s) or customer(s)” shall be any individual, corporation, limited liability company, partnership, proprietorship, firm, association, or any other entity that Employee knew or should have known was a potential customer through personal knowledge or had any personal exposure through Employer meetings or marketing efforts, during the preceding twelve (12) months.

9. Return of Employer’s Property. Employee agrees that all Protected Information, whether embodied in electronic media or other forms, or copies thereof, is the property of Employer exclusively. Employee represents and warrants that Employee has returned to Employer and Employee no longer has access to all Protected Information, Employer’s property and customer property, in any form, including but not limited to hard copy and electronic form and in any media in which such information is recorded or stored. Employee agrees that Employee has acquired no property rights or claim to the Protected Information or to any other property of Employer or its customers.

10. Non-Disparagement. Consistent with the terms of the EIP as a precondition to the vesting of the Performance Awards, Employee shall not disparage, slander or injure the business reputation or goodwill of Employer in any way, including, by way of illustration, through any contact with vendors, suppliers, employees or agents of Employer which could harm the business reputation or goodwill of Employer.

11. Cooperation in Litigation. At Employer’s request, Employee will cooperate with Employer in any pending or future litigation or governmental inquiry regarding which Employee has knowledge or information. At Employer’s request and expense, but without any further compensation to Employee, and upon reasonable notice, Employee will testify truthfully in such proceedings, in any jurisdiction, whether or not such testimony can otherwise be compelled.

12. Severability. It is expressly understood and agreed that although Employer and Employee consider the restrictions contained in this Agreement to be reasonable for, among other things, the purpose of preserving Employer’s Protected Information, as well as Employer’s customer relationships with both its potential and existing customers, if any one or more than one of the provisions contained in this Agreement are, for any reason, held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, the provision(s) shall be deemed modified to the extent necessary to allow enforceability of the provision(s) as so limited, it being intended that Employer shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision(s) shall be deemed deleted, and the Agreement shall then be construed as if it never contained the invalid, illegal, or unenforceable provision(s).

13. Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of Michigan applicable to contracts made and to be performed in the State of Michigan.

14. Jurisdiction and Forum. To the fullest extent permitted by applicable law, subject to ERISA, any action arising out of this Agreement or the relationship between the parties established herein shall be brought only in the State of Michigan Courts of appropriate venue, or the United States District Court sitting in Michigan, and Employee hereby consents to and submits himself/herself to the jurisdiction of such Courts.

15. Non-Disclosure. Employee will not disclose the terms of this Agreement to any third party, other than Employee’s immediate family members (meaning spouse including registered domestic partners where applicable, mother, father or siblings only), except as required by law or as necessary for the purpose of receiving counsel from Employee’s attorney, accountant, or both, or may be required or permitted by law in communication with governmental agencies. Employee’s immediate family members and professional advisors will be subject to the non-disclosure requirement of this paragraph.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute the same instrument.

17. Notice. Any notices or inquiries related to or required under this Agreement should be directed to Senior Vice President, Human Resources, 999 W. Big Beaver Road, Troy, Michigan 48084.

18. Entire Agreement. This Agreement constitute the entire agreement between the parties related to termination of Employee’s employment with Employer, except where a specific cross reference to another agreement is made. There are no other promises, conditions, or understandings, either written or oral, between Employer and Employee either with respect to the subject matter of this Agreement or modifying the terms of this Agreement. Only a writing signed by Employee and an authorized representative of Employer that specifically refers to and expressly changes this Agreement can modify the terms of this Agreement.

KELLY SERVICES, INC.	EMPLOYEE NAME

/s/ Antonia M. Ramsey	/s/ Carl T. Camden
By: Antonia M. Ramsey	Carl T. Camden, an individual

Its: SVP, Chief Human Resources Officer

Dated: April 13, 2017	Dated: April 13, 2017

Date of Delivery of Agreement to Employee: April 13, 2017

EARLY SUBMISSION FORM

Carl T. Camden (“Employee”) is voluntarily and knowingly submitting the signed Retirement Agreement (“Agreement”) to Kelly Services, Inc. (referred to collectively as “Employer”) on this date.

1. Employee is voluntarily and knowingly submitting the signed Agreement before the end of the twenty-one (21) day period specified in Paragraph 3(b) of the Agreement.

2. Employee understands that Employee is not required to sign the Agreement or to submit the signed Agreement before the end of the twenty-one (21) day period.

3. Employee agrees that, as stated in Paragraphs 3(c) of the Agreement, Employer has made no promises, inducements, representations, or threats to cause Employee to sign the Agreement before the end of the twenty-one (21) day period.

4. Employee understands that the mandatory seven (7) day revocation period, as stated in Paragraph 4 (a) of the Agreement, will start on the day after the day on which Employee signs the Agreement.

5. Employee understands that by signing this Agreement before the expiration of the twenty-one (21) day period and by not revoking the Agreement during the seven (7) day revocation period, the payments set forth in Paragraph 1(b) of the Agreement shall commence as stated therein.

EMPLOYEE NAME

/s/ Carl T. Camden
Carl T. Camden, an Individual

Dated: April 13, 2017